Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated July 28, 2016, relating to the consolidated financial statements and financial statement schedule of RPM International Inc. and subsidiaries, and the effectiveness of RPM International Inc.’s and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of RPM International Inc. and subsidiaries for the year ended May 31, 2016, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

April 13, 2017